Exhibit 107
Calculation of Filing Fee Table
Form S-11
(Form Type)
Sunrise Realty Trust, Inc.
(Exact Name of Registrant as Specified in its Charter)
Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount to be Registered(1)	Proposed Maximum Offering Price Per Share(2)	Maximum Aggregate Offering Price(1)(2)	Fee Rate	Amount of Registration Fee(1)
Newly Registered Securities
Fees to Be Paid	Equity	Common Stock, $0.01 par value per share	457(o)	6,325,000	$13.64	$86,273,000	0.00015310	$13,208.40
Fees Previously Paid	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
Carry Forward Securities
Carry Forward Securities	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
	Total Offering Amounts					$86,273,000		$13,208.40
	Total Fees Previously Paid							-
	Total Fee Offsets							-
	Net Fee Due							$13,208.40
(1)Includes 825,000 additional shares that the underwriters have the option to purchase.
(2)Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(c) under the Securities Act. The price per share and aggregate offering price are based on the average of the high and low prices of the registrant’s common stock on January 13, 2025, as reported on the Nasdaq Capital Market.